Exhibit 5.1

July 14, 2016

Globalink, Ltd.

365 Boundary Road

Vancouver, BC V5K 4S1

Re: Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-211360) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Globalink, Ltd., a Nevada corporation (the “Company”), of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, $0.0002 par value per share. The Shares are being sold pursuant to the terms of subscription agreements between the Company and each purchaser of Shares (each a the “Subscription Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Subject to and in reliance upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Nevada; and (b) the federal laws of the United States.

The opinion set forth below is limited to the internal laws of the State of Nevada.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations

Very truly yours,

/s/ Ruffa & Ruffa, P.C.
RUFFA & RUFFA, P.C.